SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)


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Check the appropriate box:

[ ] Preliminary Proxy Statement

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[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                             RURAL/METRO CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                          IF OTHER THAN THE REGISTRANT)


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[X] No fee required.

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             pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.):

       (4)   Proposed maximum aggregate value of transaction:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
CONTACT: Liz Merritt, Rural/Metro Corporation
         (480) 606-3337
         FD Morgen-Walke
         Jim Byers (Investor Relations)
         (415) 439-4504
         Christopher Katis (Media)
         (415) 439-4518

For immediate release

RURAL/METRO REACHES FINAL AGREEMENT WITH BANKS
Amended Credit Facility Brings Company Into Full Compliance

     SCOTTSDALE, ARIZ. (Sept. 30, 2002) - Rural/Metro Corporation (Nasdaq:
RURLC), a leading national provider of ambulance and fire protection services, announced today that it has reached an agreement in principle with its banks to amend and extend its credit facility.

     Jack Brucker, President and Chief Executive Officer, said, "We are pleased to present a solution that allows us to further strengthen the business, while at the same time preserve significant value for our existing stockholders. This is an important step toward ensuring the long-term success of the company by helping to maintain financial flexibility while positioning us for future growth opportunities."

     The proposed agreement includes the following key points: maturity date extended to December 31, 2004; no required principal amortization until maturity; adjustable LIBOR-based rate, initially anticipated to be 8.8 percent; full covenant compliance; and, lenders receive 10-percent equity stake in the company through a grant of preferred shares automatically convertible, with stockholder approval, to common shares.

     The company has been engaged in discussions with its banks since February 2000, when it entered into non-compliance with three, ratio-driven covenants of its revolving credit agreement. During that time, the company focused on strengthening cash flow, restructuring its base of domestic ambulance operations, enhancing billing and collections systems to expedite payment for services, and creating same-service-area growth.

     Brucker continued, "We have achieved measurable progress in the last two years and believe opportunities exist for continued success. The amended facility contains several new provisions that we believe make it the best choice for the company and its stakeholders at this time."

     THE NEW INTEREST RATE WILL BE AN ADJUSTABLE RATE, BASED ON A 30-DAY LIBOR RATE PLUS 7 PERCENT, FOR AN INITIAL RATE OF APPROXIMATELY 8.8 PERCENT. THE COMPANY CURRENTLY PAYS A COMBINED RATE OF APPROXIMATELY 7.0 PERCENT. UNDER THE NEW AGREEMENT, DEFERRED INTEREST OF APPROXIMATELY $7.0 MILLION ACCRUED SINCE MARCH 31, 2000 AND CERTAIN OTHER AMOUNTS WILL BE ADDED TO THE PRINCIPAL BALANCE OF THE LOAN. TOTAL BALANCE OF THE FACILITY WILL BE APPROXIMATELY $152 MILLION, WITH A NEW MATURITY DATE OF DECEMBER 31, 2004.

     Brucker continued, "We believe the rate under the amended agreement is reasonable, especially when we consider today's lending environment. That the facility will remain unsecured and requires no mandated principal payments are added points in the company's favor."

     The agreement also provides for the company's banks to be given an equity stake in the enterprise through a grant of preferred stock. The preferred shares will be convertible into 10 percent of the post-conversion common stock on a diluted basis (as defined), subject to stockholder approval. If the company fails to convert lenders' preferred shares into common shares by the time the facility matures, lenders will be paid at least $15 million in recognition of the potential appreciation of the company's common stock during that time period. Similarly, absent conversion to common, the preferred stockholders will be eligible to receive a preference over common stockholders ranging from $10 million to $15 million in the event of certain other corporate transactions. Rural/Metro's preferred shares cannot be traded on the open market, although lenders will have registration rights.

     Brucker continued, "We are hopeful that stockholders will recognize the benefits provided under this agreement. As equity holders in Rural/Metro, we believe the banks take on a greater interest in the Company's success and long-term equity value because they, too, will benefit from future achievements."

     Stockholder approval to convert the lenders' preferred shares to fully diluted common stock will be sought at the company's next annual meeting. "We are confident our stockholders will recognize the long-term benefits of this agreement and the financial flexibility it provides to the company," Brucker explained.

     Brucker continued, "The Company will be in full covenant compliance under its amended credit facility, and can continue to build the financial strength necessary to refinance or renegotiate the line at its new maturity date. All in all, we believe the potential upsides to be significant."

     Rural/Metro Corporation provides mobile health services, including emergency and non-emergency ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in approximately 400 communities in the United States.

     EXCEPT FOR HISTORICAL INFORMATION HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE THE COMPANY'S ABILITY TO CONCLUDE A DEFINITIVE AGREEMENT WITH ITS BANK GROUP; MAINTAIN COMPLIANCE WITH COVENANT AND OTHER REQUIREMENTS OF THE AMENDED AGREEMENT; EFFECTIVELY MANAGE COLLATERAL REQUIREMENTS AND COSTS RELATED TO THE COMPANY'S INSURANCE COVERAGE; RETAIN EXISTING CONTRACTS; SECURE NEW CONTRACTS; EFFECTIVELY CONTROL LABOR AND OTHER COSTS; INCREASE THE EFFICIENCY OF THE COLLECTIONS PROCESS; AND IMPROVE OPERATING MARGINS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

                                       ###

Additional Information and Where to Find It

     The Company intends to file a preliminary proxy statement regarding the conversion proposal with the Securities and Exchange Commission, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. Investors and stockholders of the Company are urged to read the definitive proxy statement when it becomes available because it will contain important information about the Company and the conversion proposal. Investors and stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of the Company's annual, quarterly and special reports at the SEC's web site at www.sec.gov. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the conversion proposal. Information regarding the security ownership and other interests of the Company's executive officers and directors will be included in the definitive proxy statement.

CONTACT:  Liz Merritt, Rural/Metro Corporation,  (480) 606-3337
          FD Morgen-Walke, Investor Relations
          Jim Byers (investors), (415) 439-4504
          Christopher Katis (media), (415) 439-4515

FOR IMMEDIATE RELEASE

RURAL/METRO ANNOUNCES FOURTH-QUARTER AND FISCAL 2002 RESULTS, AMENDED CREDIT FACILITY AND DIVESTITURE OF LATIN AMERICAN OPERATIONS

     *    7.0% same-service-area revenue growth for fiscal 2002
     *    7.9% increase in domestic EMS cash collections over prior year
     *    DSO holds steady at 74 days

     SCOTTSDALE, ARIZ. (Sept. 30, 2002) - Rural/Metro Corporation (Nasdaq:
RURLC), a leading national provider of ambulance and fire protection services, announced today unaudited results for the fourth quarter ended June 30, 2002 and fiscal year 2002.

     Results for the fiscal year ended June 30, 2002 reflect revenue of $497.0 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of $43.0 million. Net income for fiscal 2002 was $3.9 million, or $0.25 cents per fully diluted share, before the effect of a cumulative change in accounting principle.

     The company recorded a non-cash charge to earnings of $49.5 million ($3.14 per share) related to the adoption of Statement of Financial Accounting Standards (FAS) No. 142, "Goodwill and Other Intangibles." This amount was recorded as a cumulative effect of a change in accounting principle as of July 1, 2001. The company also recorded a charge of $2.0 million during the quarter to increase its reserve for workers' compensation claims.

     In total, the company reported a fiscal 2002 net loss of $45.6 million, or $2.89 per fully diluted share, including the effect of a cumulative change in accounting principle. This compares to a net loss of $226.7 million, or $15.38 per share, for fiscal 2001.

     The company reported fourth-quarter revenue of $123.0 million, a net loss of $454,000, and EBITDA of $9.0 million, excluding the charge for workers' compensation expenses. Including the charge, the company reported a fourth-quarter net loss of $2.5 million, or $0.16 per fully diluted share, compared to a net loss of $177.4 million, or $11.91 per share for the same period of the prior year.

     Jack Brucker, President and Chief Executive Officer, said, "The company maintained positive operating trends throughout fiscal 2002, demonstrated by consistent improvements in billing and collections, cash flow, and same-service-area growth. Our objective is to sustain these achievements while continuing to provide the finest care and protection to our patients and customers." Same-service-area medical transportation and related revenue increased 7.0 percent overall for the year, compared to the prior year.

     Brucker continued, "We also entered into more than a dozen new and renewal agreements during the fiscal year to provide emergency and non-emergency ambulance and fire protection services, representing more than $46 million in revenue annually. In the first few weeks of fiscal 2003, we have been awarded significant renewal contracts totaling approximately $52 million in annual revenue."

     Billing and collections initiatives continued to result in historically low average days' sales outstanding (DSO). Average DSO was 74 days for the fourth quarter and fiscal year ended June 30, 2002, compared to 89 days for the same period of fiscal 2001. Brucker added, "We are very pleased that the system enhancements we have introduced are continuing to expedite and maximize reimbursement for ambulance services."

     Effective billing and collections efforts also contributed to improved cash-flow performance. Cash collected in excess of domestic EMS revenue for fiscal 2002 was $5.8 million. Cash collections from ongoing operations improved
7.9 percent during the fourth quarter, compared to the same quarter of the prior year.

     "Looking ahead to fiscal 2003, we are off to a solid start," Brucker said. "New initiatives are under way to further enhance and refine our billing and collections systems, to target additional market share in order to sustain profitable growth, and to create greater operational efficiencies. We are excited about the possibilities and look forward to achieving our objectives in the coming year."

     The company is releasing unaudited fiscal year 2002 results at this time pending the finalization of an amended credit facility with its lenders. The company released a separate announcement today that outlines the terms of the proposed agreement. The company will file its annual Form 10-K and audited financial statements on or before October 14, 2002, with results expected to remain consistent with today's announcement.

     Brucker continued, "We are very pleased to bring our bank discussions to a close and announce the proposed terms of our amended credit facility. We have worked diligently to create a solution that we believe will support the company's long-term operational and financial objectives."

     The agreement provides for the company's banks to receive an equity stake in the company through a grant of preferred stock. Rural/Metro stockholders will be asked at the company's next annual meeting to approve additional common shares in connection with the agreement.

     "From a practical standpoint, as equity holders, our lenders will share a greater interest in the company's long-term success. From a financial standpoint, the agreement allows for increased flexibility and future growth," he said. "We believe this is the best solution for the company at this time and ask that stockholders give the proposal to authorize additional shares their full consideration."

     The company also announced today that it has divested its Latin American operations in Argentina and Bolivia to management of those operations for consideration of assumed liabilities. The transaction includes the company's ambulance and urgent home medical care business in Argentina, known as Emergencias Cardio Coronarias (ECCO), and its aircraft rescue and fire fighting operations in Bolivia. The company will record the effect of the transaction in the first quarter of fiscal 2003.

     Brucker continued, "The economic decline in Latin America, coupled with our strategic objective to focus on domestic growth, were primary factors in our decision to divest the operations at this time. We believe the interests of all stakeholders are best served through this transaction."

     Rural/Metro Corporation provides emergency and non-emergency ambulance transportation, fire protection, and other safety services to municipal, residential, commercial and industrial customers in approximately 400 communities throughout the United States.

                      Q4          Q1           Q2          Q3          Q4
                   (6/30/01)   (9/30/01)   (12/31/01)   (3/31/02)   (6/30/02)
                   ---------   ---------   ----------   ---------   ---------
REVENUE             $124.2      $125.7      $123.8       $124.7       $123.0
                    million     million     million      million      million

AVERAGE EMS
PATIENT CHARGE
(NET/NET)           $252        $267        $271         $281         $284

DOMESTIC EMS
TRANSPORTS          266,730     265,076     256,292      265,207      259,090

AVERAGE
DSO  (YTD)          89          76          75           74           74

     EXCEPT FOR HISTORICAL INFORMATION HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE SUFFICIENCY OF THE COMPANY'S CASH RESOURCES; THE ABILITY TO SUSTAIN OPERATING CASH FLOW; SECURE NEW CONTRACTS; RETAIN EXISTING CONTRACTS; IMPROVE EARNINGS AND OPERATING MARGINS; FURTHER ENHANCE THE EFFICIENCY OF THE COLLECTION PROCESS; THE COMPANY'S ABILITY TO CONCLUDE A DEFINITIVE AGREEMENT

WITH ITS BANK GROUP; MAINTAIN COMPLIANCE WITH COVENANT AND OTHER REQUIREMENTS OF ITS CREDIT FACILITY; AND EFFECTIVELY MANAGE COLLATERAL REQUIREMENTS AND COSTS RELATED TO ITS INSURANCE COVERAGE. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

     The Company intends to file a preliminary proxy statement regarding the conversion proposal with the Securities and Exchange Commission, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. Investors and stockholders of the Company are urged to read the definitive proxy statement when it becomes available because it will contain important information about the Company and the conversion proposal. Investors and stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of the Company's annual, quarterly and special reports at the SEC's web site at www.sec.gov. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the conversion proposal. Information regarding the security ownership and other interests of the Company's executive officers and directors will be included in the definitive proxy statement.

                               (Tables to Follow)

                                       ###

                             RURAL/METRO CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                      AS OF JUNE 30, 2002 AND JUNE 30, 2001

                                 (IN THOUSANDS)

                                                        JUNE 30,       JUNE 30,
                                                          2002          2001
                                                        ---------     ---------
                                                       (UNAUDITED)

                                     ASSETS

CURRENT ASSETS
  CASH                                                  $   9,828     $   8,699
  ACCOUNTS RECEIVABLE, NET                                 99,115       103,260
  INVENTORIES                                              12,220        13,173
  PREPAID EXPENSES AND OTHER                                9,597         6,753
                                                        ---------     ---------
     TOTAL CURRENT ASSETS                                 130,760       131,885
                                                        ---------     ---------

PROPERTY AND EQUIPMENT, NET                                48,532        57,999

GOODWILL                                                   41,244        90,757

OTHER ASSETS                                               16,902        17,893
                                                        ---------     ---------

        TOTAL ASSETS                                    $ 237,438     $ 298,534
                                                        =========     =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  ACCOUNTS PAYABLE                                      $  11,961     $  12,915
  ACCRUED LIABILITIES                                      73,719        96,340
  NON-REFUNDABLE SUBSCRIPTION FEE INCOME                   15,409        14,707
  CURRENT PORTION OF LONG-TERM DEBT                         1,633       294,439
                                                        ---------     ---------
     TOTAL CURRENT LIABILITIES                            102,722       418,401
                                                        ---------     ---------

LONG-TERM DEBT, NET OF CURRENT PORTION                    298,529         1,286

OTHER LIABILTIES                                              477           994


DEFERRED INCOME TAXES                                         650            --
                                                        ---------     ---------

        TOTAL LIABILITIES                                 402,378       420,681
                                                        ---------     ---------

MINORITY INTEREST                                             379         8,379
                                                        ---------     ---------

STOCKHOLDERS' EQUITY (DEFICIT)
  COMMON STOCK                                                159           152
  ADDITIONAL PAID-IN CAPITAL                              138,470       137,948
  ACCUMULATED DEFICIT                                    (313,025)     (267,401)

  ACCUMULATED OTHER COMPREHENSIVE INCOME                   10,316            14
  TREASURY STOCK                                           (1,239)       (1,239)
                                                        ---------     ---------
        TOTAL STOCKHOLDERS' DEFICIT                      (165,319)     (130,526)
                                                        ---------     ---------

                                                        $ 237,438     $ 298,534
                                                        =========     =========

                             RURAL/METRO CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
           FOR THE THREE MONTHS AND YEAR ENDED JUNE 30, 2002 AND 2001
                    (In thousands, except per share amounts)

                                              THREE MONTHS ENDED JUNE 30,      YEAR ENDED JUNE 30,
                                              ---------------------------     ----------------------
                                                   2002         2001            2002          2001
                                                ---------    ---------        ---------    ---------
                                               (UNAUDITED)  (UNAUDITED)      (UNAUDITED)
NET REVENUE                                     $ 122,951    $ 124,147        $ 497,038    $ 504,316

OPERATING EXPENSES
    Payroll and employee benefits                  71,234       80,999          287,307      301,055
    Provision for doubtful accounts                18,238       34,944           69,900      102,470
    Depreciation                                    2,974        5,346           15,155       21,809
    Amortization of intangibles                       986        1,799            1,055        7,352
    Other operating expenses                       27,066       50,037           97,639      142,009
    Asset impairment charges                           --       94,353               --       94,353
    Loss on disposition of clinic
      operations                                       --        9,374               --        9,374
    Contract termination costs and
      related asset impairment                       (107)       4,066             (107)       9,256
    Restructuring charge and other                   (493)       9,091             (718)       9,091
                                                ---------    ---------        ---------    ---------

         Total expenses                           119,898      290,009          470,231      696,769
                                                ---------    ---------        ---------    ---------

OPERATING INCOME (LOSS)                             3,053     (165,862)          26,807     (192,453)
    Interest expense, net                          (6,157)      (6,706)         (24,976)     (30,001)
    Other income (expense), net                        --       (3,699)               9       (2,402)
                                                ---------    ---------        ---------    ---------

INCOME (LOSS) BEFORE INCOME TAXES                  (3,104)    (176,267)           1,840     (224,856)
     Income tax (provision) benefit                   650       (1,159)           2,050       (1,875)
                                                ---------    ---------        ---------    ---------

NET INCOME (LOSS) BEFORE CUMULATIVE

EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                        (2,454)    (177,426)           3,890     (226,731)

CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE                               --           --          (49,514)          --
                                                ---------    ---------        ---------    ---------

NET LOSS                                        $  (2,454)   $(177,426)       $ (45,624)   $(226,731)
                                                =========    =========        =========    =========
INCOME (LOSS) PER SHARE:

BASIC
   Income (loss) before cumulative
     effect of a change in accounting
     principle                                  $   (0.16)   $  (11.91)       $    0.26    $  (15.38)
   Cumulative effect of  change in
     accounting principle                              --           --            (3.26)          --
                                                ---------    ---------        ---------    ---------

   Net loss                                     $   (0.16)   $  (11.91)       $   (3.00)   $  (15.38)
                                                =========    =========        =========    =========

DILUTED
   Income (loss) before cumulative
     effect of a change in accounting
     principle                                  $   (0.16)   $  (11.91)       $    0.25    $  (15.38)
   Cumulative effect of change in
     accounting principle                              --           --            (3.14)          --
                                                ---------    ---------        ---------    ---------

   Net loss                                     $   (0.16)   $  (11.91)       $   (2.89)   $  (15.38)
                                                =========    =========        =========    =========
AVERAGE NUMBER OF
  SHARES OUTSTANDING -
  BASIC                                            15,508       14,900           15,190       14,744
                                                =========    =========        =========    =========
AVERAGE NUMBER OF
  SHARES OUTSTANDING -
  DILUTED                                          15,508       14,900           15,773       14,744
                                                =========    =========        =========    =========

                             RURAL/METRO CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 2002
                                 (IN THOUSANDS)

                                                                               2002          2001
                                                                             ---------    ---------
                                                                            (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                                                  $ (45,624)   $(226,731)
   Adjustments to reconcile net income to cash
     provided by operations--
     Non-cash portion of restructuring charge                                       --        4,092
     Non-cash portion of contract termination                                       --        8,086
     Asset impairment charges                                                       --       94,353
     Loss on disposal of clinic operations                                          --        9,374
     Cumulative effect of change in accounting principle                        49,514           --
     Depreciation and amortization                                              16,210       29,161
     Amortization of gain on sale of real estate                                    --         (101)
     Gain on sale of property and equipment                                       (285)        (326)
     Provision for doubtful accounts                                            69,900      102,470
     Deferred income taxes                                                         650           --
     (Undistributed earnings) losses of minority shareholder                        (9)       3,019
     (Undistributed earnings) distributions in excess of
       earnings of public/private partnership                                     (249)         118
     Amortization of discount on Senior Notes                                       26           26
     Change in assets and liabilities -
        Increase in accounts receivable                                        (67,322)     (62,099)
        Decrease in inventories                                                    948        5,811
        (Increase) decrease in prepaid expenses                                 (3,018)       1,072
        (Increase) decrease in other assets                                     (1,896)       2,463
        Increase (decrease) in accounts payable                                  1,337       (2,654)
        Increase (decrease) in accrued liabilities and other
          liabilities                                                          (11,629)      40,007
        Increase (decrease) in non-refundable subscription income                  702         (282)
                                                                             ---------    ---------
               Net cash provided by operating activities                         9,255        7,859
                                                                             ---------    ---------

CASH FLOW FROM INVESTING ACTIVITIES
   Capital expenditures                                                         (6,854)      (5,774)
   Proceeds from the sale of property and equipment                              1,022        1,969
                                                                             ---------    ---------

               Net cash used in investing activities                            (5,832)      (3,805)
                                                                             ---------    ---------
CASH FLOW FROM FINANCING ACTIVITIES
   Repayments on revolving credit facility                                      (1,263)      (3,765)
   Repayment of debt and capital lease obligations                              (1,862)      (2,773)
   Borrowings under capital lease obligations                                       --          283
   Issuance of common stock                                                        529          348
                                                                             ---------    ---------

               Net cash used in financing activities                            (2,596)      (5,907)
                                                                             ---------    ---------

EFFECT OF CURRENCY EXCHANGE RATE CHANGE                                            302          265
                                                                             ---------    ---------

INCREASE (DECREASE) IN CASH                                                      1,129       (1,588)

CASH, beginning of period                                                        8,699       10,287
                                                                             ---------    ---------

CASH, end of period                                                          $   9,828    $   8,699
                                                                             =========    =========